UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5966 La Place Court Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

NTN Buzztime, Inc. (the “Company”) announced today that effective May 29, 2008, Michael Fleming, currently a member of the Company’s Board of Directors, has been named Chairman of the Board of Directors and interim Chief Executive Officer. As previously announced, the Company and former Chief Executive Officer, Dario Santana, were unable to reach agreement on renewal terms to his employment agreement.

The Company’s Board of Directors will focus its attention on consideration of Mr. Fleming’s near-term management initiatives, and will focus secondarily on seeking candidates for the position of permanent CEO.

It is anticipated that Mr. Fleming will serve as interim CEO until a successor is appointed. The Company has entered into a Letter Agreement, dated May 29, 2008, with Mr. Fleming which provides for his service as interim CEO until December 31, 2008. During such time, Mr. Fleming will receive a base salary of $33,333.33 per month. He will be eligible to receive a cash bonus of up to 50% of his base salary, based on achievement of EBITDA corporate performance targets. In connection with the commencement of Mr. Fleming’s employment, the Company will recommend to the Board that Mr. Fleming will receive an incentive stock option to purchase 150,000 shares of the Company’s Common Stock, subject to the terms of the Company’s 2004 Performance Incentive Plan and the standard form of the Company’s stock option agreement for executive employees. The stock option will vest in seven equal monthly installments over the seven-month term of the Letter Agreement. Mr. Fleming will be entitled to health and life insurance and other benefits generally available to employees of the Company. In addition, he will be reimbursed for his temporary living expenses in the Carlsbad, California area up to a maximum amount of $5,000 per month. The Letter Agreement is terminable by either the Company or Mr. Fleming for any or no reason, with or without cause, on 60 days written notice by either party. If Mr. Fleming’s employment terminates, he will not be entitled to any severance benefits.

Mr. Fleming will remain on the Board of Directors of the Company, but will resign from the Audit Committee and the Nominating and Corporate Governance Committee. As an employee director, Mr. Fleming will forego the annual stock option grant he would have received as a non-employee director on the date of the Company’s 2008 annual stockholder meeting.

Former CEO Dario Santana has resigned from the Company’s Board of Directors effective May 29, 2008.

The Company also announced today that Barry Bergsman has stepped down as Chairman but will continue to serve as a member of the Board of Directors.

Mr. Fleming is 57 years old and has served on the Company’s Board since November 2001. Since October 2006, Mr. Fleming has served as Chairman and Chief Executive Officer of Contendo Vici LLC, an interactive entertainment software enterprise that develops and distributes proprietary content and applications for the fantasy sports game market. Since June 2001, Mr. Fleming has served as Chairman and Chief Executive Officer of the Fleming Media Group, which advises a broad range of content and technology companies on interactive television, broadband, wireless and other convergent technology opportunities. Mr. Fleming also founded the Game Show Network (GSN) and served as the President and Chief Executive Officer of GSN from April 1994 to May 2001. Mr. Fleming has held senior executive positions at Playboy Entertainment Group, ESPN, Turner Broadcasting and Warner Amex Satellite Entertainment Company. He was inducted into the Cable TV Pioneers in 1999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

BY:	/s/ Kendra Berger
Kendra Berger
Chief Financial Officer

Date: May 30, 2008